Exhibit 99

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

            CONGOLEUM CORPORATION REPORTS 2004 THIRD QUARTER RESULTS

MERCERVILLE, NJ, November 11, 2004 - Congoleum Corporation (AMEX: CGM) reported today its financial results for the third quarter ended September 30, 2004.

Sales for the three months ended September 30, 2004 were $58.9 million, compared with sales of $61.1 million reported in the third quarter of 2003, a decrease of 3.6%. Net income for the quarter ended September 30, 2004 was $1.2 million compared with net income of $1.3 million in the third quarter of 2003. Diluted net income per share for the quarter ended September 30, 2004 was $0.13, compared with $0.15 in the third quarter of 2003. Results in the third quarter of 2003 included $1.6 million or $.19 per share from the recognition of tax benefit realized as a result of net operating loss carry back claims received.

Sales for the nine months ended September 30, 2004 were $173.8 million, compared with sales of $169.7 million reported in the first nine months of 2003, an increase of 2.4%. Net income for the nine months ended September 30, 2004 was $2.1 million, or $0.25 per share, versus a net loss of $3.3 million, or $0.40 per share, in the first nine months of 2003.

Roger S. Marcus, Chairman of the Board, commented "Third quarter results showed solid margin improvement despite the most severe inflationary pressure on resins and other raw materials in three decades. The margin improvement was achieved through a more profitable sales mix and the cost reduction steps we have taken over the past year. While volume of some less profitable products declined, pipeline sales of our new high end sheet product Xclusive more than compensated for the decline. The margin improvement is all the more impressive given the raw material situation. Despite the increases in material costs, as well as greater expenses for energy and freight, operating income has improved significantly for the quarter and year to date over year ago levels. Had the raw material cost environment been more stable, we would have had an excellent quarter."

Mr. Marcus continued, "While we do not expect any improvement in the raw material situation near term, there are a number of positive factors as we look ahead. We have additional price increases in process that will offset some, but not all, of the increased raw material costs. We anticipate continued sales and margin benefits from products introduced this year, as well as new products and programs we plan for early 2005. Finally, we remain intensely focused on improving manufacturing efficiency and reducing costs. These steps should all help our future performance."

Mr. Marcus concluded, "We are also encouraged that our reorganization is moving forward. As we announced earlier this week, we have concluded negotiations with representatives of the Asbestos Creditors' Committee, the Future Claimants representative, and other asbestos claimant representatives and filed a modified plan of reorganization and related documents with the Bankruptcy Court. While the modified plan will require a re-solicitation process, we are confident that this modified plan will have widespread support. Our goal is to have our plan confirmed during the second quarter of 2005."

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and exit financing sufficient to provide it with funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum, (vii) compliance with the United States Bankruptcy Code, including Section 524(g), (viii) developments in, and the outcome of, insurance litigation pending in New Jersey state court, (ix) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (x) increases in raw material prices, (xi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xiii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xiv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xv) product warranty costs, and (xvi) changes in distributors of Congoleum's products. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)
                                   (Unaudited)

                                                       For the Three                 For the Nine
                                                        Months Ended                 Months Ended
                                                       September 30,                 September 30,
                                                       -------------                 -------------
                                                     2004         2003              2004         2003
                                                     ----         ----              ----         ----

Net Sales ....................................    $ 58,871     $ 61,139          $ 173,822     $ 169,715

Cost of Sales ................................      41,812       46,126            126,326       129,779

Selling, General & Administrative Expenses ...      12,959       13,356             37,961        39,072
                                                  --------     --------          ---------     ---------

Income from Operations .......................       4,100        1,657              9,535           864

Interest Expense (net) .......................      (2,417)      (2,278)            (6,976)       (6,748)

Other Income .................................         238          317                903         1,001
                                                  --------     --------          ---------     ---------
Income (loss) before Taxes ...................       1,921         (304)             3,462        (4,883)

Income Taxes (Benefit) .......................         768       (1,584)             1,384        (1,584)
                                                  --------     --------          ---------     ---------

Net Income (loss) ............................    $  1,153     $  1,280          $   2,078     $  (3,299)
                                                  ========     ========          =========     =========

Net Income/(loss) Per Share, Basic ...........    $   0.14     $   0.15          $    0.25     $   (0.40)
                                                  ========     ========          =========     =========

Net Income/(loss) Per Share, Diluted .........    $   0.13     $   0.15          $    0.25     $   (0.40)
                                                  ========     ========          =========     =========

Weighted Average number of Common Shares
Outstanding, Basic ...........................       8,260        8,260              8,260         8,260
                                                  ========     ========          =========     =========

Weighted Average number of Common Shares
Outstanding, Diluted .........................       8,583        8,260              8,422         8,260
                                                  ========     ========          =========     =========

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures                              $    891     $  1,500          $   2,246     $   3,969

Depreciation and Amortization                     $  2,831     $  2,943          $   8,545     $   8,771

                             CONDENSED BALANCE SHEET

                    (In thousands, except per share amounts.)
                                   (Unaudited)

                                                    September 30,  December 31,
                                                    -------------  ------------
                                                         2004          2003
                                                         ----          ----
ASSETS:

Cash (including restricted amounts) .............   $  45,663      $   3,926

Accounts & notes receivable, net ................      18,569         13,560

Inventory .......................................      43,096         44,995

Other current assets ............................      16,546         18,424
                                                    ---------      ---------

Total Current Assets ............................     123,874         80,905

Property & equipment (net) ......................      81,125         87,035

Other assets ....................................       7,552          7,959
                                                    ---------      ---------

Total Assets ....................................   $ 212,551      $ 175,899
                                                    =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued expenses & deferred
  income taxes ..................................   $  69,357      $  43,524
Revolving credit loan - secured debt ............       8,638         10,232
                                                    ---------      ---------
Total Current Liabilities .......................      77,995         53,756

Liabilities subject to compromise ...............     153,804             --
Long term debt ..................................          --         99,773
Other liabilities ...............................       3,900         48,147
                                                    ---------      ---------
Total Liabilities ...............................     235,699        201,676

Stockholders Equity (Deficit) ...................     (23,148)       (25,777)
                                                    ---------      ---------

Total Liabilities & Stockholders Equity .........   $ 212,551      $ 175,899
                                                    =========      =========